STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of March 4, 2005, by and among BBSB, LLC, a Colorado limited liability company (“Purchaser”), ENTRUST FINANCIAL SERVICES, INC., a Colorado corporation (“Seller”), and ENTRUST MORTGAGE, INC., a Colorado corporation (the “Company”). Certain capitalized terms used in this Agreement but not defined herein are defined on Exhibit A.

RECITALS

     A.   The Company is in the wholesale and retail mortgage lending business (the "Business");

     B.   Seller owns all of the issued and outstanding common stock of the Company; and

     C.   Purchaser wishes to purchase, and Seller desires to sell, such stock on the terms set forth in this Agreement.

AGREEMENT

     Purchaser, Seller and the Company, intending to be legally bound, agree as follows:

SECTION 1. SALE AND PURCHASE OF STOCK

      1.1 Sale and Purchase of Stock. At the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the issued and outstanding capital stock of the Company (the “Stock”) free and clear of all Encumbrances and in accordance with this Agreement.

      1.2 Purchase Price. As consideration for the sale and purchase of the Stock, at the Closing, (i) any and all obligations of Seller to Purchaser shall be unconditionally cancelled and satisfied in full, including, without limitation, any and all obligations of Seller to Purchaser under, or related to, the Amended and Restated Convertible Promissory Note with an original principal amount of $2,000,000 payable to Purchaser by Seller dated as of April 1, 2004 (the “BBSB Note”), (ii) any and all obligations of Seller to the Company as of the Closing shall be unconditionally cancelled and satisfied in full, and (iii) any and all obligations of Seller to third parties shall be assumed by the Company pursuant to the Assumption Agreement attached hereto as Exhibit B.

      1.3 Transfer Taxes. Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, escrow fees or other similar taxes, fees, charges or expenses incurred by Seller, the Company or any other party in connection with the transfer of the Stock to Purchaser or in connection with any of the other transactions contemplated by this Agreement shall be borne and paid 50% by Purchaser and 50% by the Company.

SECTION 2. CLOSING

     Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 9, and subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8, the closing of the transactions contemplated by Section 1 (the “Closing”) will take place at 12:00 noon on the first business day after satisfaction or waiver of the conditions set forth in Sections 7 and 8, and shall be held at the offices of Kendall, Koenig & Oelsner, 1675 Broadway, Suite 750, Denver, Colorado 80202, or at such other place, time and/or date as may be jointly designated by Purchaser and Seller.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, subject to the limitations set forth in Section 10, Seller represents and warrants to Purchaser, except as disclosed or otherwise referred to in the Disclosure Schedule to be delivered to Purchaser on or prior to 5:00 p.m. Colorado time on March 11, 2005, as follows:

      3.1 Organization, Qualification and Authority. Each of Seller and the Company is a corporation duly incorporated and validly existing under the laws of Colorado, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions in which it is doing business except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of Seller and the Company has full power and authority to own, lease and operate its assets as presently owned, leased and operated, and to carry on the Business as it is now being conducted. Subject to receipt of shareholder approval pursuant to Section 5.3, each of Seller and the Company has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Seller and the Company hereunder, and to take all actions necessary to permit or approve the actions of Seller and the Company taken in connection with this Agreement. Except for the approval of Seller’s shareholders, no other action, consent or approval on the part of Seller, the Company or any other Person, is necessary to authorize Seller’s or the Company’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller and the Company, upon due execution and delivery thereof, shall, subject to the terms and conditions set forth herein, constitute the valid and binding obligations of Seller and the Company, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

      3.2 Capitalization; Title to Stock. Seller owns all of the Stock free and clear of all Encumbrances. The Stock has been validly issued, fully paid and nonassessable. Immediately following the Closing, Purchaser will own 100% of the capital stock of the Company. Except for the Stock, neither Seller nor the Company owns any capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Except for the Stock, there are no shares of capital stock of the Company or any securities convertible into shares of capital stock of the Company issued or outstanding and no Person has any option or other right to purchase from the Company or from Seller, or to require the Company or Seller to issue, any additional shares of the Company’s capital stock.

      3.3 No Violations. The execution and delivery of this Agreement and the performance by the Company and Seller of their respective obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws or similar organizational documents of the Company or Seller, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of the Company or Seller pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other third party pursuant to, any law, statute, rule or regulation or any Contract, instrument, order, judgment or decree to which the Company or Seller is subject or by which any of its respective assets are bound, except where the failure to so obtain any such authorization, consent, approval, exemption or other action, or deliver any such notice, would not result in a Material Adverse Effect to Seller, the Company or the Business.

      3.4 Compliance with Laws. Neither the Company nor Seller has made any (i) kickback, bribe, or payment to any person or entity in violation of any federal, state, local or foreign laws, rules or regulation, directly or indirectly, for referring, recommending or arranging business or customers with, to or for the Company or Seller or (ii) other illegal payment. Each of the Company and Seller is in compliance (without obtaining waivers, variances or extensions) with, all federal, state, local and foreign laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not result in a Material Adverse Effect to Seller, the Company or the Business.

      3.5 Financial Statements. The Financial Statements have been prepared in accordance with GAAP and present fairly the financial position of the Company as of December 31, 2004 and the results of its operations for the year then ended, in substantial conformity with the accounting principles referred to in the notes thereto, and the Company does not have any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either (i) reflected or fully reserved against on the Financial Statements or incurred in the ordinary course of the Business subsequent to the date of the Financial Statements or (ii) set forth in the Disclosure Schedule. Audited financial statements of Seller and the Company (on a consolidated basis) for the period ended December 31, 2004 will be delivered to Purchaser as soon as they are available (but in any event within thirty (30) days of the date hereof).

      3.6 No Material Adverse Change. Between December 31, 2004 and the date of this Agreement:

     (a) the Company has not entered into any material transaction outside the ordinary course of the Business, except for (i) transactions contemplated by or relating to contracts or other matters referred to in the Disclosure Schedule, and (ii) Excluded Transactions;

     (b) there has occurred no Material Adverse Effect on the financial condition of the Company, except to the extent that any such change is seasonal in nature or has arisen from or relates to (i) any transaction contemplated by or relating to any contract or other matter referred to in the Disclosure Schedule, or (ii) any Excluded Transaction;

     (c) there has been no sale, lease, transfer or other disposition by the Company of, or mortgages or pledges of or the imposition of any Encumbrance on, any portion of the assets of the Company, other than the sale or resale of mortgage loans in the ordinary course of business;

     (d) there has been no increase in the compensation payable by the Company to any of the Company’s employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors or independent contractors of the Company other than in the ordinary course of the Business;

     (e) there has been no adjustment or write-off of account receivables or reduction in reserves for account receivables outside of the ordinary course of the Business or any material change in the collection, payment or credit experience or practices of the Company;

     (f) there has been no payment by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable to Seller or any other Person other than expenses incurred in connection with this Agreement and the transactions contemplated herein, or expenses incurred by the Company on Seller’s behalf, and distributions made by the Company to Seller, in the ordinary course of business consistent with past practice; provided, however, that any such distributions made by the Company to Seller since September 30, 2004 will be set forth on the Disclosure Schedule;

(g) there has been no merger, consolidation or similar transaction;

(h) there has been no federal, state or local statute, rule, regulation, order or case adopted, promulgated or decided which adversely affects the Company’s assets or Business;

(i) there has been no termination, waiver or cancellation of any material rights or claims of the Company, under Contract or otherwise other than in the ordinary course of the Business;

(j) there has been no incurrence of indebtedness for borrowed money, other than pursuant to pre-existing revolving credit facilities; or

(k) there has been no commitment (written or oral) with respect to any of the foregoing.

      3.7 SEC Filings. Seller’s SEC Reports (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Seller included in the SEC Reports fairly present, in all material respects, the consolidated financial position of Seller and the Company, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Seller has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

      3.8 Licenses and Permits. The Company has all local, state, federal and foreign licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the “Licenses and Permits”) necessary for the Company to operate and conduct the Business except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no material default on the part of the Company, Seller or to the Company’s or Seller’s Knowledge, any other party under any of the Licenses and Permits. To the Company’s and Seller’s Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No notices have been received by the Company or Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits. The transactions contemplated hereby will not have a Material Adverse Effect on the Company’s right to utilize the Licenses and Permits or the Business as a result of the Closing. The transfer and sale of the Stock will not alter, terminate, or cause a default under, any such License and Permits. True and complete copies of all material Licenses and Permits have been delivered to Purchaser.

      3.9 Company Assets. The Company has good and marketable title to its assets, free and clear of all Encumbrances other than Permitted Liens. The Company’s assets are sufficient to conduct the Business as presently conducted. No assets utilized by the Company are owned by or in the possession of Seller. The accounts receivable of the Company represent bona fide obligations arising in the ordinary course of the Business, and, to the best of the Knowledge of the Company and Seller, are fully collectible in the ordinary course, net of applicable reserves, which reserves have been appropriately accounted for on the Financial Statements based upon the good faith estimates and information available to the Company’s management. The assets reflected on the Financial Statements constitute all of the material assets, properties and other rights used in the conduct of the Business.

      3.10 Contracts. Each Contract entered into by the Company is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect and there are no defaults by the Company or, to Seller’s Knowledge, another party thereto, thereunder, except those defaults that would not reasonably be expected to have a Material Adverse Effect and except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. Except as set forth in the Disclosure Schedule or the SEC Reports, the Company is not a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company is entitled to conduct all or any material portion of the business of the Company. All Contracts which are material, individually or in the aggregate, to the business, financial condition, results of operations or prospects of the Company taken as a whole, are filed as exhibits to the SEC Reports or listed in the Disclosure Schedule. The transfer and sale of the Stock will not alter, terminate, or cause a default under, any such Contracts. True and complete copies of all material Contacts of the Company have been delivered to Purchaser.

      3.11 Intellectual Property. The Company (i) owns and possesses all right, title and interest in and to, or has a written and enforceable license to use, all of the Proprietary Rights of the Business, free and clear of all Encumbrances (other than Permitted Liens), (ii) has not received any notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights used in connection with the Business, nor to the Company’s or Seller’s Knowledge, is any such claim threatened, (iii) to the Company’s or Seller’s Knowledge, has not infringed, misappropriated or otherwise conflicted in any material respect with any Proprietary Rights of any third party, nor, to the Company’s or Seller’s Knowledge, will any such infringement, misappropriation or conflict occur as a result of the continued operation of the Business as conducted or as currently proposed to be conducted, and (iv) has made the necessary filings and recordations and has paid all required fees to record and maintain its ownership of all registered Proprietary Rights used in the Business. All Proprietary Rights will be owned by or available for use by the Company immediately subsequent to the Closing on identical terms and conditions as currently owned or used.

      3.12 Real Property. The Disclosure Schedule sets forth a complete and correct list of all real properties or premises that are leased or utilized in whole or in part by the Company. The properties listed in the Disclosure Schedule constitute all the real properties utilized in connection with the Business. Complete and correct copies of all mortgages, deeds of trust, leases, guarantees of lease and other documents concerning such real property have been provided to Purchaser. The Company does not own any real property in fee. Each lease of premises utilized by the Company in connection with the Business is legal, valid and binding in all material respects, as between the Company and the other party or parties thereto except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, and the Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and, to the Company’s and Seller’s Knowledge, free of any material default or breach on the part of the lessors thereunder, and quietly enjoys the premises provided for therein.

      3.13 Employees. The Disclosure Schedule sets forth (i) a complete list of all of the Company’s employees and rates of pay, (ii) true and correct copies of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such person, (iv) categorization of each such person as a full time or part time employee of the Company, and (v) whether any such person has an employment agreement. For purposes of this Section, “part time employee” means an employee who is employed for an average of fewer than 20 hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the “Worker Adjustment and Retraining Notification Act”, 29 U.S.C. Section 2102 et seq. Except as set forth on the Disclosure Schedule, the Company has no employment agreements with its employees and all such employees are employed on an at “at will” basis. The Disclosure Schedule sets forth all former employees of the Company utilizing or eligible to utilize COBRA health insurance. The Disclosure Schedule sets forth a complete list of all of the Company’s employee benefits plans. All such plans have been administered in material compliance with applicable laws.

      3.14 Taxes. Each of Seller and the Company has filed or will timely file all federal, state and local tax returns and tax reports required to be filed and the Company has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any Governmental Authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the Company’s or Seller’s Knowledge, threatened against the Company or Seller by any Governmental Authority; and neither Seller nor the Company has been denied any extension of the limitation period applicable to any tax claims.

      3.15 Insurance. The Company and Seller have in effect and have continuously maintained insurance coverage for its respective operations, personnel, assets, and for the Business. Neither the Company nor Seller is in default or breach with respect to any provision contained in any such insurance policies, and neither the Company nor Seller has failed to give any notice or to present any claim thereunder in due and timely fashion. Neither the Company nor Seller has received any notice of the intent of any insurance company to not renew or to cancel any insurance policies for the Company or Seller or materially increase the premiums thereunder and none of the insurance policies shall terminate as a result of the transactions contemplated hereby. The Company and Seller have timely made all material claims under such insurance policies. No letters of credit have been posted or cash restricted for the benefit of any such insurance policies.

      3.16 Actions and Proceedings. Except as set forth in the Disclosure Schedule and the SEC Reports, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against Seller or the Company, any of their properties, assets or business, or, to Seller’s Knowledge, any of Seller or the Company’s current or former directors or officers or any other person whom Seller or the Company has agreed to indemnify (with respect to such indemnification obligation), as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the SEC Reports, to Seller’s Knowledge, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or threatened against Seller or the Company, any of their properties, assets or business, or, to Seller’s Knowledge, any of Seller’s or the Company’s current or former directors or officers or any other person whom Seller or the Company has agreed to indemnify, as such, that relates to the transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Seller’s Knowledge, there are no facts or circumstances specific to Seller or the Company which, if known to a third party, would reasonably be expected to result in such a suit or proceeding which could be expected to have a Material Adverse Effect.

      3.17 Brokers. Neither the Company nor Seller has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and neither the Company nor Seller has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

      3.18 No Omissions or Misstatements. None of the information included in this Agreement and the schedules and exhibits hereto, or other documents furnished or to be furnished by the Company or Seller contains any untrue statement of a material fact or omits to state any material fact necessary or is misleading in any material respect in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any schedule hereto have been delivered or made available to Purchaser and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As a material inducement to Seller and the Company to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller and the Company as follows:

      4.1 Organization, Qualification and Authority. Purchaser is a limited liability company duly formed and validly existing under the laws of Colorado, and is in good standing and duly qualified to do business in Colorado. Purchaser has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Purchaser hereunder. No other action, consent or approval on the part of Purchaser or any other Person, is necessary to authorize Purchaser’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Purchaser, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. Purchaser’s financial resources are sufficient to enable it to purchase the Stock.

      4.2 Access. Purchaser and its Associates have been given full access to the assets, books, records, Contracts, directors and employees of the Company, and have been given the opportunity to meet with officers and other representatives of Seller and the Company for the purpose of investigating and obtaining information regarding the Business, operations and legal affairs.

      4.3 Brokers. Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

      4.4 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

      4.5 Acquisition of the Stock. Purchaser is acquiring the Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Stock.

SECTION 5. PRE-CLOSING COVENANTS OF SELLER

     Seller agrees that, between the date of this Agreement and the Closing Date:

      5.1 Conduct of Business. Except as contemplated by this Agreement or with Purchaser’s prior written consent (which shall not be unreasonably withheld), the Company shall, and Seller shall use its commercially reasonable best efforts to cause the Company to:

           (a) conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

           (b) preserve and maintain all Proprietary Rights used in the Business substantially in accordance with current business practices;

          (c) preserve and maintain all Licenses and Permits used in the Business substantially in accordance with current business practices;

           (d) comply in all material respects with all statutes, laws, ordinances, rules, regulations, Licenses and Permits applicable to the Business;

           (e) perform in all material respects all obligations under leases, agreements, Contracts and instruments relating to or affecting the Business;

           (f) maintain the books of account and records of the Business in the usual, regular and ordinary manner;

           (g) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;

           (h) not (i) enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable (whether oral or written) to any officer, director or employee of the Business other than increases in non-officer employee compensation effected in the ordinary course of business or (ii) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or Seller is a party;

(i) not (i) amend its articles of incorporation, bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock; 9

           (j) not issue any securities in the Company or any securities convertible into securities of the Company;

           (k) not merge, combine or consolidate with any Person other than pursuant to a Superior Proposal or as otherwise permitted pursuant to the terms of this Agreement;

           (l) not engage in any transaction with any Associate of the Company or any Associate of Seller, other than transactions between the Company and Seller related to this Agreement or the transactions contemplated herein;

           (m) not (i) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice and not to exceed $25,000 or otherwise enter into any material Contract, commitment or transaction, other than an Excluded Transaction, exceeding $25,000 individually and $250,000 in the aggregate or (ii) sell, lease, license, waive, release, transfer, encumber (other than Permitted Encumbrances) or otherwise dispose of any of its material assets, equipment or other tangible personal property of the Business other than in the ordinary course of business and consistent with past practices and not to exceed $100,000 in the aggregate;

           (n) not (i) incur, assume or prepay any indebtedness (other than trade debt in amount not to exceed $25,000 in the aggregate) or any other material liabilities other than (A) accounts payable and payments under credit facilities existing on the date hereof in the ordinary course of business and consistent with past practice, (B) accounts payable and payments incurred in connection with the negotiation and documentation of this Agreement and the consummation of transactions contemplated herein (including the preparation of the Proxy Statement), including, without limitation, attorneys fees, (C) accounts payable and payments pursuant to the repurchase of loans in the ordinary course of business and consistent with past practice or (D) payments pursuant to the BBSB Note, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person or (iii) make any loans, advances or capital contributions to, or investments in, any Person, other than in the ordinary course of business and consistent with past practices and not to exceed $25,000 individually or in the aggregate;

           (o) not authorize or make any single expenditure or series of related expenditures in excess $100,000, other than payments pursuant to the BBSB Note;

           (p) not sell or otherwise transfer any mortgage loans to secondary investors below face value; and

           (q) not authorize or enter into any commitment with respect to any of the matters described above;

provided, however, that, notwithstanding anything to the contrary contained in this Section 5.1 or elsewhere in this Agreement: (i) the Company may enter into any transaction that is contemplated by or relates to any of the Contracts or other matters referred to in the Disclosure Schedule; and (ii) the Company may enter into any Excluded Transaction.

      5.2 Access. Subject to the provisions of the Non-Disclosure Agreement and Section 6, Seller shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records, Contracts, computer systems and databases, Permits and Licenses, and Associates of the Company and any other information and matters reasonably requested by Purchaser for the purpose of enabling Purchaser to further investigate and inspect, at Purchaser’s sole expense, the Business, assets, operations, financial condition and legal affairs of the Company.

      5.3 Shareholder Approval. In accordance with Seller’s articles of incorporation (“Articles”) and bylaws, Seller shall call and hold a meeting of its shareholders as promptly as practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby, and Seller shall use its best efforts to hold such shareholder meeting as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC. As promptly as practicable after the date of this Agreement, Seller shall prepare and file with the SEC, and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to Seller’s shareholders, a proxy statement meeting the requirements of Schedule 14A under the Exchange Act (including any preliminary versions thereof, any amendments thereto and any schedules required to be filed in connection therewith) (the “Proxy Statement”) in connection with the meeting of Seller’s shareholders to consider this Agreement (the “Seller Shareholders’ Meeting”). Unless the Company and Seller terminate this Agreement pursuant to Section 9.1(c) or 9.1(f) or the Board of Directors of Seller otherwise determines that it may need to change or modify its recommendation of the approval and adoption of this Agreement and the transactions contemplated hereby to the Company’s shareholders in order to comply with its fiduciary obligations under applicable laws, Seller shall recommend approval and adoption of this Agreement and the transactions contemplated hereby by its stockholders and include in the Proxy Statement such recommendation.

      5.4 Information in Proxy Statement. Seller shall use its commercially reasonable best efforts to ensure that none of the information supplied or to be supplied by Seller or the Company for inclusion in the Proxy Statement to be distributed in connection with the Seller Shareholders’ Meeting to vote upon this Agreement and the transactions contemplated hereby will, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the Seller Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Seller shall use its commercially reasonable best efforts to ensure that the Proxy Statement will comply (with respect to information relating to Seller and the Company) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, neither Seller nor the Company makes any representations with respect to any statement in the Proxy Statement based upon information supplied by Purchaser for inclusion therein.

      5.5 No Solicitation.

           (a) Beginning thirty (30) days from the date hereof, Seller and the Company shall, and shall cause the Seller Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

           (b) Beginning thirty (30) days from the date hereof, neither Seller nor the Company shall, and they shall cause the Seller Representatives not to, (i) solicit, initiate, knowingly encourage, or take any other action to knowingly facilitate any inquiries regarding, or the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information or data with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the Closing Date, Seller or the Company receives an unsolicited bona fide Acquisition Proposal from a third party, Seller may, (x) furnish information with respect to the Company and Seller to such third party and (y) participate in negotiations regarding such Acquisition Proposal. In the event either Seller or the Company receives an Acquisition Proposal (whether oral or written), the receiving party shall promptly (but in any event within two (2) business days) notify Purchaser of the receipt of such Acquisition Proposal.

      5.6 Obtaining Consents, Releases and Terminations. Seller shall use its commercially reasonable best efforts to obtain (i) the Consents set forth on Schedule I hereto, (ii) any and all releases or terminations of any obligations of Seller to any third party other than those specifically excepted under the terms of this Agreement or that will be satisfied prior to Closing and (iii) any and all terminations of any guarantees of Seller of any obligations or liabilities of any third party that will remain unsatisfied or outstanding following the Closing, including, without limitation, obligations or liabilities of the Company.

      5.7 Conditions. Seller shall use its commercially reasonable best efforts to satisfy the conditions set forth in Sections 5.3, 5.5 and 7 as promptly as reasonably practicable.

SECTION 6. PRE-CLOSING COVENANTS OF PURCHASER

     Purchaser agrees that, between the date of this Agreement and the Closing Date:

      6.1 Cooperation. Purchaser shall cooperate fully with Seller, and shall provide Seller with such assistance as Seller may reasonably request, for the purpose of facilitating the performance by Seller of its obligations under this Agreement. Purchaser shall cooperate with Seller to assist Seller in obtaining (i) the Consents set forth on Schedule I hereto and (ii) any and all releases or terminations of any obligations of Seller to any third party other than those specifically excepted under the terms of this Agreement or that will be satisfied prior to Closing and (iii) any and all terminations of any guarantees of Seller of any obligations or liabilities of any third party that will remain unsatisfied or outstanding following the Closing, including, without limitation, obligations or liabilities of the Company.

6.2 Shareholder Meeting. Purchaser will cooperate with Seller in preparing the Proxy Statement and will promptly and timely provide all information relating to the Business or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and federal securities laws and regulations. 12

      6.3 Information in Proxy Statement. Purchaser shall use its commercially reasonable best efforts to ensure that none of the information supplied or to be supplied by Purchaser for inclusion in the Proxy Statement to be distributed in connection with the Seller Shareholders’ Meeting to vote upon this Agreement and the transactions contemplated hereby will, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the Seller Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Purchaser shall use its commercially reasonable best efforts to ensure that the Proxy Statement will comply (with respect to information relating to Purchaser) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Purchaser makes no representations with respect to any statement in the Proxy Statement based upon information supplied by Seller or the Company for inclusion therein.

      6.4 Investigation. In conducting its investigation of the Business, operations and legal affairs of the Company, Purchaser shall not interfere in any manner with the Business or operations of the Company or with the performance of any of the Company’s employees.

      6.5 BBSB Note. Prior to the earlier of the Closing or the termination of this Agreement, Purchaser shall take no action to (i) convert, or request the conversion of, all or any portion of the BBSB Note into equity of the Company or of Seller, or (ii) accelerate the term of any payment or repayment due thereunder.

      6.6 Conditions. Purchaser shall use its commercially reasonable best efforts to satisfy the conditions set forth in Sections 6.1, 6.2 and 8 as promptly as reasonably practicable.

SECTION 7. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

     The obligation of Purchaser to purchase the Stock and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser in whole or in part):

      7.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Section 3 shall be accurate in all material respects as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, and except to the extent that the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

      7.2 Performance. Seller shall have performed, in all material respects, all covenants, agreements and obligations required by this Agreement to be performed by Seller on or before the Closing Date.

      7.3 Consents Obtained. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that all material Consents required in connection with this Agreement and the transactions contemplated hereby (including, without limitation, from those third parties listed on Schedule I hereto) have been obtained.

      7.4 Approvals. This Agreement shall have been approved by the requisite vote of the shareholders of the Company, as required by the Colorado Act and the Articles, and by the Board of Directors of the Company.

      7.5 Resignation of Directors. Each director of the Company shall have resigned from the Company’s Board of Directors in writing, effective as of the Closing.

      7.6 No Injunction. There shall not be in effect, at the Closing Date, any injunction or other binding order of any Governmental Authority having jurisdiction over Purchaser that prohibits the purchase of the Stock by Purchaser.

      7.7 Due Diligence. Subject to Section 9.1(b), Purchaser shall be satisfied with both (i) the results of its legal, accounting and business due diligence investigations and (ii) the contents of the Disclosure Schedule delivered by the Company and Seller to Purchaser; provided, however, that the conditions set forth in this Section 7.7 to the obligation of Purchaser to purchase the Stock and otherwise consummate the transactions that are to be consummated at the Closing shall unconditionally expire and be of no further force and effect on the date that is thirty (30) days from the date hereof.

      7.8 Stock Certificates. Purchaser shall have received the stock certificates representing the Stock duly endorsed for transfer and accompanied by any applicable documentary stamp tax.

      7.9 Material Adverse Effect. Since December 31, 2004, no Material Adverse Effect shall have occurred; provided, however, that none of the events set forth in Schedule 7.9 hereto shall be considered a Material Adverse Effect or shall be considered in determining whether a Material Adverse Effect shall have occurred.

      7.10 Legal Opinion. Purchaser shall have received a legal opinion dated the Closing Date of Kendall, Koenig & Oelsner, P.C., counsel to the Company and Seller, in form and substance reasonably satisfactory to Purchaser.

SECTION 8. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

     The obligation of Seller to cause the Stock to be sold to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived in writing by Seller in whole or in part):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4 shall be accurate in all material respects as of the Closing Date.

      8.2 Performance. Purchaser shall have performed, in all material respects, all covenants, agreements and obligations required by this Agreement to be performed by Purchaser on or before the Closing Date.

      8.3 Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of the Company, as required by the Colorado Act and the Articles, and by the Board of Directors of the Company.

      8.4 Assumption Agreement. Purchaser shall have executed and delivered to Seller the Assumption Agreement.

      8.5 No Conversion of, or Acceleration of, BBSB Note. BBSB shall not have converted, or requested the conversion of, all or any portion of the BBSB Note into equity of the Company or of Seller. BBSB shall not have demanded payment of any amount due thereunder other than interest payments due under the terms thereof (assuming no default by either Seller or the Company thereunder) in the ordinary course of business prior to Closing.

      8.6 No Injunction. There shall not be in effect, at the Closing Date, any injunction or other binding order of any Governmental Authority having jurisdiction over Seller or the Company that prohibits the sale of the Stock to Purchaser.

      8.7 Legal Opinion. Seller shall have received a legal opinion dated the Closing Date of Brownstein Hyatt & Farber, P.C., counsel to Purchaser, in form and substance reasonably satisfactory to Seller.

SECTION 9. TERMINATION OF AGREEMENT

      9.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

(a) by the mutual written agreement of Seller, the Company and Purchaser;

     (b) by Purchaser within thirty (30) days of the date hereof in the event that either (i) Purchaser’s due diligence investigation reveals facts or circumstances that, in Purchaser’s reasonable judgment, individually or in the aggregate have a Material Adverse Effect or (ii) Purchaser is not satisfied with the contents of the Disclosure Schedule delivered in accordance with the terms of the preamble to Section 3 above;

(c) by Seller and the Company within thirty (30) days of the date hereof if the Company or Seller receives an Acquisition Proposal during such period;

     (d) by Purchaser at any time after August 30, 2005, if any condition set forth in Section 7 shall not have been satisfied or waived (unless, in the case of any such termination by Purchaser pursuant to this Section 9.1(d), the failure of such event to occur shall have been caused by the action or failure to act by Purchaser, which action or failure to act constitutes a breach of Purchaser’s obligations under this Agreement);

     (e) by Seller and the Company at any time after August 30, 2005, if any condition set forth in Section 8 shall not have been satisfied or waived (unless, in the case of any such termination by Seller pursuant to this Section 9.1(e), the failure of such event to occur shall have been caused by the action or failure to act by Seller, which action or failure to act constitutes a breach of Seller’s obligations under this Agreement);

     (f) by Purchaser if (i) there has been a breach by Seller or the Company of any of its respective representation or warranties, or covenants or agreements set forth in this Agreement the effect of which is Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Purchaser to Seller, or (ii) the Board of Directors of Seller (x) fails to recommend the approval and adoption of this Agreement and the transactions contemplated hereby to Seller’s stockholders in accordance with Section 5.3 hereof, or (y) withdraws or amends or modifies in a manner adverse to Purchaser its recommendation or approval in respect of this Agreement or the transactions contemplated hereby;

(g) by Purchaser, or Seller and the Company, if Seller’s shareholders do not approve this Agreement and transactions contemplated hereby at the Seller Shareholders’ Meeting;

     (h) by Seller and the Company if there has been a breach by Purchaser of any of its representations or warranties, covenants or agreements set forth in this Agreement the effect of which is a Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Seller to Purchaser;

(i) by Seller and the Company at any time prior to the Closing Date in the event Seller receives a Superior Proposal; or

(j) by Purchaser upon the occurrence of an Event of Default (as defined in the BBSB Note) under the terms of the BBSB Note.

9.2 Effect of Termination.

(a) Upon the termination of this Agreement pursuant to Section 9.1:

               (i) Purchaser shall promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Purchaser’s investigation of the Business, operations and legal affairs, including any copies made by Purchaser of any such documents or information; and

               (ii) neither party hereto shall have any obligation or liability to the other party hereto, except that (1) Seller and the Company shall remain liable for the payment of Purchaser’s expenses pursuant to Section 11.14 and (2) in the case of a termination pursuant to Section 9.1(f)(ii) or 9.1(i), Seller shall pay to Purchaser $200,000.00 in cash within ten (10) days of the date of such termination.

SECTION 10. EXPIRATION OF REPRESENTATIONS AND WARRANTIES AND RELATED MATTERS

      10.1 Expiration of Representations, Warranties and Covenants. All covenants, representations and warranties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of the parties hereto with respect to such covenants shall thereupon be extinguished.

      10.2 Maximum Liability of Seller. Absent fraud or willful misconduct, the total amount of the aggregate payments that Seller and the Company can be required to make under or in connection with this Agreement shall be limited in the aggregate to a maximum of $1,600,000.00.

      10.3 No Implied Representations. Purchaser and Seller acknowledge that, except as expressly provided in Sections 3 and 4, neither party hereto, and none of the Associates of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

SECTION 11. MISCELLANEOUS PROVISIONS

      11.1 Time of Essence. Time is of the essence of this Agreement.

      11.2 Materiality. For purposes of this Agreement and for purposes of Exhibit A to this Agreement, a contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed to be “material” unless the existence or occurrence of such matter or event would, by itself, cause a reasonable purchaser to reverse its decision to enter into a transaction of the type contemplated by this Agreement.

      11.3 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflicts of law).

      11.4 Venue and Jurisdiction. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in Denver, Colorado, which shall be deemed to be a convenient forum. Purchaser and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Denver, Colorado.

      11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received by the intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

               if to Purchaser:

BBSB, LLC 5600 S. Quebec Way, Suite 200B Greenwood Village, CO 80111 Denver, CO 80264 Attn: Geoff Babbitt Fax: (303) 771-3923

               with a copy to:

Brownstein Hyatt & Farber, P.C. 410 Seventeenth Street, 22nd Floor Denver, CO 80202 Attn: Adam J. Agron, Esq. Fax: (303) 223-1111

               if to Seller:

Entrust Financial Services, Inc. [contact information to follow]

               with a copy to:

Kendall, Koenig & Oelsner PC 1675 Broadway, Suite 750 Denver, CO 80202 Attn: Paul Koenig, Esq. Fax: (303) 672-0101

               if to the Company prior to the Closing:

Entrust Mortgage, Inc. 6795 E. Tennessee Ave. 5th Floor Denver, CO 80224

               with a copy to:

Kendall, Koenig & Oelsner PC 1675 Broadway, Suite 750 Denver, CO 80202 Attn: Paul Koenig, Esq. Fax: (303) 672-0101

      11.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      11.7 Assignment. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, however, that Purchaser may assign this Agreement to an affiliate of Purchaser.

      11.8 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

      11.9 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      11.10 Entire Agreement. This Agreement sets forth the entire understanding of Purchaser and Seller and supersedes all other agreements and understandings between Purchaser and Seller relating to the subject matter hereof and thereof.

      11.11 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Purchaser and Seller.

      11.13 Interpretation of Agreement.

           (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

           (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

           (d) References herein to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

      11.14 Expenses. Either (i) upon Closing or (ii) upon a termination of this Agreement pursuant to Section 9.1(b), 9.1(c), 9.1(d), 9.1(f), 9.1(g), 9.1(i) or 9.1(j), the Company shall be responsible for the reimbursement of up to $30,0000 of Purchaser’s expenses incurred in connection with the negotiation and documentation of the transaction contemplated by this Agreement (including the preparation of the Proxy Statement), including, without limitation, Purchaser’s attorneys fees. In all other circumstances, each party shall pay its own fees and expenses.

Signature Page to Stock Purchase Agreement

     Purchaser, Seller and the Company have caused this Stock Purchase Agreement to be executed as of the date first set forth above.

BBSB, LLC

By: /s/ Al Blum

Name: Al Blum

Its: Manager

ENTRUST FINANCIAL SERVICES, INC.

By: /s/ Jeffrey Rudolph

Name: Jeffrey Rudolph

Its: Chief Executive Officer

ENTRUST MORTGAGE, INC.

By: /s/ Jeffrey Rudolph

Name: Jeffrey Rudolph

Its: Chief Executive Officer

STOCK PURCHASE AGREEMENT

among

BBSB, LLC,
a Colorado limited liability company,

and

Entrust Financial Services, Inc.,
a Colorado corporation,

and

Entrust Mortgage, Inc.,
a Colorado corporation

_________________

Dated as of March 4, 2005

_________________

EXHIBIT A TO
STOCK PURCHASE AGREEMENT

Defined Terms

     For purposes of this Agreement (including the Disclosure Schedule):

     “Acquisition Proposal” shall mean any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 10% or more of the assets of Seller or the Company or 10% or more of any class of equity securities of Seller or the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to Seller or the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party to acquire beneficial ownership of 10% or more of the assets of Seller or the Company, or 10% or more of any class of equity securities of Seller or the Company.

     “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached, including the Disclosure Schedule.

     “Articles” shall have the meaning specified in Section 5.3.

     “Associates” of a Person shall mean:

(a) such Person’s affiliates, stockholders, directors, officers, employees, agents, attorneys, accountants and representatives; and
(b) all stockholders, directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person’s affiliates.

     “Business” shall have the meaning specified in Recital A.

     “Closing” shall have the meaning specified in Section 2.

     “Closing Date” shall mean the time and date as of which the Closing actually takes place.

     “Colorado Act” shall mean the Colorado Business Corporation Act, as amended.

     “Company” shall mean Entrust Mortgage, Inc., a Colorado corporation and wholly-owned subsidiary of Seller.

     “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any legal requirement) set forth on Schedule I hereto.

     “Contract” shall mean any contract, lease, license, purchase order, sales order or other agreement or binding commitment, whether or not in written form.

     “Disclosure Schedule” shall mean that certain Disclosure Schedule attached to the Agreement.

     “Encumbrance” shall mean any lien, charge, security interest, mortgage, pledge, preemptive right, right of first offer or refusal or other encumbrance of any nature whatsoever.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Excluded Contract” shall mean any contract:

(c) that is or was entered into by the Company in the ordinary course of the Business; or

(d) that is similar in form to other contracts entered into by the Company on a recurring basis before the date of the Agreement, or that is otherwise consistent with the Company’s past practices; or

(e) that relates to any Excluded Transaction; or

(f) under which the Company has no material future obligations; or

(g) that is expected to be fully performed by the date 90 days after the Closing Date; or

(h) that is scheduled to expire, or that can be cancelled or otherwise terminated by the Company (without material penalty), on or prior to the date 90 days after the Closing Date.

     “Excluded Transaction” shall mean any transaction:

(i) that is or was entered into by the Company in the ordinary course of the Business;

     (j) that is similar in nature to other transactions entered into by the Company on a recurring basis prior to the date of the Agreement or that is otherwise consistent with the Company’s past practices; or

(k) that is or was contemplated by, or that relates to, any Excluded Contract.

     “Financial Statements” shall mean the unaudited balance sheet of Seller and the Company (on a consolidated basis) as of December 31, 2004 and the related unaudited statement of operations of the Company for the twelve months then ended.

     “GAAP” shall mean generally accepted accounting principles in effect in the United States, consistently applied.

     “Governmental Authority” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

     “Knowledge” means, when used in connection with the representations and warranties and covenants herein, the actual knowledge, after the exercise of due care that an ordinarily prudent person would exercise, of the Company’s and Seller’s officers and directors.

     “Licenses and Permits” shall have the meaning specified in Section 3.8.

     “Material Adverse Effect” shall mean a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of Seller, the Company or Purchaser, as the case may be, or (ii) Seller’s, the Company’s or Purchaser’s, as the case may be, ability to consummate the transactions contemplated hereby, other than as a result of anything disclosed in the Disclosure Schedule or any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) the mortgage banking or financial services industries in general, and not specifically relating to the Company or Seller or (iv) a reduction in the trading price or volume of Seller’s common stock.

     “Non-Disclosure Agreement” shall mean the Mutual Non-Disclosure Agreement dated as of March 4, 2005 between Purchaser and Seller and Company.

     “Permitted Liens” shall mean (i) Encumbrances and other exceptions to title that are disclosed in the Disclosure Schedule and (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP.

     “Person” shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

     “Proprietary Rights” shall mean all patents, trademarks, service marks, copyrights, trade names and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

     “Proxy Statement” shall have the meaning specified in Section 5.3.

     “Purchaser” shall mean BBSB, LLC, a Colorado limited liability company.

     “SEC” shall mean the United States Securities and Exchange Commission.

     “SEC Reports” shall mean, collectively, Seller’s (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2001, 2002 and 2003, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of Seller since December 31, 2001, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by Seller with the SEC since December 31, 2001.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

"Seller" shall mean Entrust Financial Services, Inc., a Colorado corporation.

     “Seller Representatives” shall mean the subsidiaries, officers, directors, employees, agents, advisors and representatives of Seller and the Company.

     “Seller Shareholders’ Meeting” shall have the meaning specified in Section 5.3.

     “Stock” shall have the meaning specified in Section 1.1.

     “Superior Proposal” means a bona fide, written proposal or offer made by any third party with respect to an Acquisition Proposal on terms which the Board of Directors of the Company or Seller, as the case may be, determines in good faith to be more favorable to the Company or Seller, as the case may be, and its stockholders than the transaction contemplated hereby.